Exhibit 99.1
Philadelphia Consolidated Holding Corp. Announces the Closing of its Merger with Tokio Marine
BALA CYNWYD, Pa., Dec. 1 /PRNewswire-FirstCall/ — Philadelphia Consolidated Holding Corp. (Nasdaq: PHLY) announced that the closing of its merger with a subsidiary of Tokio Marine Holdings, Inc. occurred today. Under the terms of the Merger Agreement, the Company’s shareholders will receive $61.50 per share in cash, and the Company will become a wholly owned subsidiary of Tokio Marine Holdings, Inc.
As a result of this transaction, the Company’s common stock, which prior to the closing traded on the NASDAQ Global Select Market under the symbol “PHLY”, ceased to trade before the opening of the market today and will be delisted from NASDAQ as of the close of business today.
In operation since 1962, PHLY designs, markets, and underwrites commercial property/casualty and professional liability insurance products incorporating value added coverages and services for select industries. The Company, whose commercial lines insurance subsidiaries are rated A+ (Superior) by A.M. Best Company and A1 for insurance financial strength by Moody’s Investors Services, is nationally recognized as a member of Ward’s Top 50, Forbes’ Platinum 400 list of America’s Best Big Companies and Forbes’ 100 Best Mid-Cap Stocks in America. The organization has 47 offices strategically located across the United States to provide superior service.
To locate your nearest office or for more information, visit us on the web at http://www.phly.com or contact Joseph Barnholt at 610-617-7626.